Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED

FINANCIAL STATEMENTS

On April 4, 2017, Quaker Chemical Corporation (the “Company”) entered into a Share Purchase Agreement (the “ Share Purchase Agreement ”) for the acquisition of the outstanding share capital (the “Houghton Shares”) of Global Houghton Ltd., an exempted company incorporated under the laws of the Cayman Islands (“Houghton”), with Gulf Houghton Lubricants, Ltd., an exempted company incorporated under the laws of the Cayman Islands (“Gulf Houghton”), Houghton, certain members of the management of Houghton (the “Management Sellers,” and collectively with Gulf Houghton, the “Sellers”) and Gulf Houghton, as agent for the Sellers (the “Sellers’ Representative”). On August 1, 2019, the parties consummated the acquisition of Houghton (the “Combination”) and the other transactions contemplated by the Share Purchase Agreement, substantially pursuant to the terms and conditions set forth in the Share Purchase Agreement. The Share Purchase Agreement was filed with the Securities and Exchange Commission (the “Commission”) as an exhibit to the Company’s Current Report on Form 8-K filed on April 5, 2017, and is incorporated by reference as an exhibit to the Company’s latest Annual Report on Form 10-K. Following the Combination, we commenced referring to the Company as “Quaker Houghton.”

Included herein are the unaudited pro forma condensed combined financial statements, which are not necessarily indicative of what our financial position or results of operations actually would have been had we completed the Combination and related financing transactions at the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the Company after closing of the Combination (the “Closing”). The pro forma information is based on the assumptions, adjustments and eliminations described in the accompanying notes to the unaudited pro forma condensed combined financial statements, which form an integral part of the statements.

The following unaudited pro forma condensed combined financial statements combine the historical consolidated financial statements of the Company and the historical financial statements of Houghton adjusted to give effect to the impact of the Combination and related financing transactions. The unaudited pro forma condensed combined balance sheet presents the combined financial position giving effect to the Combination and related financing transactions as if they had occurred on June 30, 2019. The unaudited pro forma condensed combined statements of income for the six months ended June 30, 2019 and for the twelve months ended December 31, 2018 present the combined results of operations as if the Combination and related financing transactions had occurred on January 1, 2018. These unaudited pro forma condensed combined financial statements have been prepared in accordance with Regulation S-X Article 11.

These unaudited pro forma condensed combined financial statements should be read in connection with:

•	Separate historical financial statements of the Company as of and for the year ended December 31, 2018, which are incorporated by reference to its Annual Report on Form 10-K, as amended, for the year ended December 31, 2018;
•	Separate historical financial statements of Houghton as of and for the year ended December 31, 2018 included elsewhere in this Form 8-K/A;
•	Separate historical financial statements of the Company as of and for the six months ended June 30, 2019, which are incorporated by reference to its Quarterly Report on Form 10-Q for the six months ended June 30, 2019; and
•	Separate historical financial statements of Houghton as of and for the six months ended June 30, 2019 included elsewhere in this Form 8-K/A.

Quaker Chemical Corporation

Unaudited Pro Forma Condensed Combined Balance Sheet

As of June 30, 2019

(Dollars in thousands)

			Financing		Combination		Pro Forma
			Pro Forma		Pro Forma		Condensed
	Quaker	Houghton	Adjustments		Adjustments		Combined
			Note 3		Note 4
Assets
Current assets
Cash and cash equivalents	$86,355	$41,827	$901,094	a	$(848,824)	c	$180,452
Accounts receivable, net	210,347	159,461	—		8,690	a/l	378,498
Inventories, net	94,485	88,290	—		10,538	d	193,313
Prepaid expenses and other current assets	20,992	27,128	(961)	d	(10,568)	a	36,591
Total current assets	412,179	316,706	900,133		(840,164)		788,854
Property, plant and equipment, net	82,623	74,123	—		72,001	e	228,747
Right of use lease assets	24,828	—	—		15,000	b	39,828
Goodwill	83,296	260,885	—		422,808	f	766,989
Intangible assets, net	59,855	304,394	—		449,148	g	813,397
Investments in associated companies	21,362	39,137	—		—		60,499
Non-current deferred tax assets	7,948	219	—		—		8,167
Other assets	32,439	740	8,195	c	—		41,374
Total assets	$724,530	$996,204	$908,328		$118,793		$2,747,855

Liabilities and Equity
Current liabilities
Short-term borrowings and current portion of long-term debt	$676	$509,681	$37,500	b	$(501,250)	h	$46,607
Accounts and other payables	93,886	80,573	—		(1,815)	l	172,644
Accrued compensation	16,396	19,398	—		—		35,794
Other current liabilities	42,230	23,054	(6,307)	e	24,429	b/i	83,406
Total current liabilities	153,188	632,706	31,193		(478,636)		338,451
Long-term debt	11,788	199,261	877,135	b	(199,261)	h	888,923
Long-term lease liabilities	19,192	—	—		12,000	b	31,192
Non-current deferred tax liabilities	7,781	42,352	—		111,654	m	161,787
Other non-current liabilities	74,620	67,640	—		(29,723)	p	112,537
Total liabilities	266,569	941,959	908,328		(583,966)		1,532,890

Mezzanine Equity
Redeemable stock purchase shares	—	9,267	—		(9,267)	k	—

Equity
Common stock	13,338	31	—		4,298	k	17,667
Capital in excess of par value	97,602	302,785	—		481,933	k	882,320
Retained earnings (accumulated deficit)	424,448	(128,640)	—		96,597	k	392,405
Treasury stock	—	(793)	—		793	k	—
Accumulated other comprehensive loss	(78,881)	(128,405)	—		128,405	k	(78,881)
Total shareholders’ equity	456,507	44,978	—		712,026		1,213,511
Noncontrolling interest	1,454	—	—		—		1,454
Total equity	457,961	44,978	—		712,026		1,214,965
Total liabilities and equity	$724,530	$996,204	$908,328		$118,793		$2,747,855

The accompanying notes are an integral part of the unaudited pro forma condensed combined financial statements.

Quaker Chemical Corporation

Unaudited Pro Forma Condensed Combined Statements of Income

Twelve months ended – December 31, 2018

(Dollars in thousands, except per share data)

			Financing		Combination		Pro Forma
			Pro Forma		Pro Forma		Condensed
	Quaker	Houghton	Adjustments		Adjustments		Combined
			Note 3		Note 4
Net sales	$867,520	$862,456	$—		$(57,826)	a/l/n	$1672,150
Cost of goods sold	555,206	580,023	—		(32,680)	a/e/l/n	1,102,549
Gross Profit	312,314	282,433	—		(25,146)		569,601
Selling, general and administrative expenses	207,872	227,515	—		(14,716)	a/e/g/n	420,671
Combination and other acquisition-related expenses	16,661	—	—		(16,661)	a/j	—
Restructuring	—	81	—		—		81
Other operating expenses	—	418	—		—		418
Operating income	87,781	54,419	—		6,231		148,431
Other (expense) income, net	(642)	(1,389)	—		33	a/j	(1,998)
Interest expense	(6,158)	(56,354)	(32,311)	f	56,354	a/h	(38,469)
Interest income	2,117	—	—		112	a	2,229
Income (loss) before taxes and equity in net income of associated companies	83,098	(3,324)	(32,311)		62,730		110,193
Taxes on income before equity in net income of associated companies	25,050	2,824	(6,785)	g	13,173	m/n	34,262
Income (loss) before equity in net income of Associated companies	58,048	(6,148)	(25,526)		49,557		75,931
Equity in net income of associated companies	1,763	5,702	—		—		7,465
Net income (loss)	59,811	(446)	(25,526)		49,557		83,396
Less: Net income attributable to noncontrolling interest	338	—	—		—		338
Net income (loss) attributable to Quaker Houghton	$59,473	$(446)	$(25,526)		$49,557		$83,058

Weighted average common shares:
Basic	13,268				4,329	o	17,597
Diluted	13,305				4,329	o	17,634

Earnings per share:
Basic	$4.46						$4.72
Diluted	$4.45						$4.71

The accompanying notes are an integral part of the unaudited pro forma condensed combined financial statements.

Quaker Chemical Corporation

Unaudited Pro Forma Condensed Combined Statements of Income

Six months ended – June 30, 2019

(Dollars in thousands, except per share data)

			Financing		Combination		Pro Forma
			Pro Forma		Pro Forma		Condensed
	Quaker	Houghton	Adjustments		Adjustments		Combined
			Note 3		Note 4
Net sales	$417,079	$403,491	$—		$(29,768)	a/l/n	$790,802
Cost of goods sold	266,151	270,478	—		(18,930)	a/e/l/n	517,699
Gross Profit	150,928	133,013	—		(10,838)		273,103
Selling, general and administrative expenses	101,481	107,231	—		(6,577)	a/e/g/n	202,135
Combination and other acquisition-related expenses	9,087	—			(9,087)	a/j	—
Restructuring	—	6	—		—		6
Other operating expenses	—	(187)	—		—		(187)
Operating income	40,360	25,963	—		4,826		71,149
Other (expense) income, net	(592)	258	—		77	a	(257)
Interest expense	(2,497)	(27,869)	(16,672)	f	27,869	a/h	(19,169)
Interest income	988	—	—		105	a	1,093
Income (loss) before taxes and equity in net income of associated companies	38,259	(1,648)	(16,672)		32,877		52,816
Taxes on income before equity in net income of associated companies	9,729	(4,548)	(3,501)	g	6,904	m/n	8,584
Income (loss) before equity in net income of Associated companies	28,530	2,900	(13,171)		25,973		44,232
Equity in net income of associated companies	1,019	2,741	—		—		3,760
Net income (loss)	29,549	5,641	(13,171)		25,973		47,992
Less: Net income attributable to noncontrolling interest	114	—	—		—		114
Net income (loss) attributable to Quaker Houghton	$29,435	$5,641	$(13,171)		$25,973		$47,878

Weighted average common shares:
Basic	13,298				4,329	o	17,627
Diluted	13,345				4,329	o	17,674

Earnings per share:
Basic	$2.21						$2.72
Diluted	$2.20						$2.71

The accompanying notes are an integral part of the unaudited pro forma condensed combined financial statements.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS

Note 1 – Description of transaction and basis of presentation

On August 1, 2019, the Company completed the Combination with Houghton, whereby the Company acquired all of the issued and outstanding shares of Houghton from Gulf Houghton in accordance with the Share Purchase Agreement dated April 4, 2017. The aggregate consideration was comprised of: (i) $170.8 million in cash; (ii) the issuance of approximately 4.3 million shares of common stock of the Company with par value of $1.00, comprising 24.5% of the outstanding common stock of the Company at Closing; and (iii) the Company’s refinancing of appropriately $660 million of Houghton’s net indebtedness at Closing, not including cash proceeds from the divestiture, described below.

The historical condensed combined financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give effort to pro forma events that are 1) directly attributable to the Combination and related financing transactions, 2) factually supportable and 3) with respect to the unaudited pro forma condensed combined statements of income, expected to have a continuing impact on the combined results following the Combination.

The unaudited pro forma condensed combined financial statements are not necessarily indicative of what our financial position or results of operations actually would have been had we completed the Combination and related financing transactions at the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the Company after the Closing. The pro forma information is based on the assumptions, adjustments and eliminations described in the accompanying notes to the unaudited pro forma condensed combined financial statements. The pro forma adjustments are preliminary and are subject to change as more information becomes available and after final analysis of fair values of tangible and intangible assets acquired and liabilities assumed are complete. A final determination of the fair value for certain assets and liabilities will be completed as soon as the information necessary to complete the analysis is obtained, but no later than one year from the acquisition date. Differences between all preliminary estimates included herein and the final acquisition accounting may occur and these differences could be material.

Note 2 – Purchase Price

The Combination will be accounted for using the acquisition method of accounting in accordance with Accounting Standards Codification Topic 805 Business Combinations (“ASC 805”), which requires, among other things, that the assets acquired and liabilities assumed be recognized at their acquisition date fair values, with any excess of the consideration transferred over the estimated fair values of the identifiable net assets acquired recorded to goodwill. In addition, ASC 805 established that the common stock issued to effect the Combination be measured at the date the Combination is completed at the then-current market price for such shares.

The following is an estimate of the consideration paid by the Company (in millions):

Cash transferred to Houghton shareholders	$170.8
Cash paid to extinguish Houghton historical debt obligations	704.2
Fair value of common stock issued as consideration (1)	789.1
Total value of consideration transferred	$1,664.1

(1)	Amount was determined based on the 4.3 million shares issued at the closing price per share of Quaker Chemical Corporation common stock of $182.27 on August 1, 2019.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS

The following is a summary of the preliminary estimated fair values of the net assets acquired (in millions):

Cash and cash equivalents	$78.6
Accounts receivable, net	170.0
Inventories, net	98.8
Prepaid expenses and other assets	16.6
Deferred tax assets	0.2
Property, plant and equipment	146.1
Right of use lease assets	15.0
Investments in associated companies	39.1
Other assets	0.7
Intangible assets	753.5
Total assets	1,318.6
Short term borrowing	8.4
Accounts payable, accrued expenses and other current liabilities	125.9
Deferred tax liabilities	154.0
Long-term lease liabilities	12.0
Other non-current liabilities	37.9
Net assets	980.4
Goodwill	$683.7

The preliminary purchase price allocation has been completed based on limited information and the Company will not have sufficient information to make final allocations until after the valuations are completed. The final determination of the purchase price allocation is anticipated to be completed as soon as practicable. The valuations of the acquired assets and liabilities will include, but not be limited to, inventory, property, plant and equipment, customer relationships, formulations, tradenames, trademarks and brand names, other intellectual property, other intangible assets. The valuation will consist of physical appraisals, discounted cash flow analyses, and other appropriate valuation techniques to determine the fair value of the assets acquired and the liabilities assumed.

The pro forma purchase price allocation is subject to further adjustment as additional information becomes available and analyses completed. The final allocation of amounts to assets acquired and liabilities assumed in the Combination could differ materially from the preliminary amounts presented in these unaudited pro forma condensed combined financial statements. A decrease in the fair value of assets acquired or an increase in the fair value of liabilities assumed from the preliminary valuations presented in these unaudited pro forma condensed combined financial statements would likely result in a dollar-for-dollar corresponding increase in the amount of goodwill that will result from the Combination. In addition, if the value of the acquired assets is higher than the preliminary indication, it may result in higher amortization and depreciation expense than is presented in these unaudited pro forma condensed combined financial statements.

Note 3 – Financing Pro forma adjustments

In connection with the Combination, the Company initially secured $1.15 billion in commitments from Bank of America Merrill Lynch and Deutsche Bank to fund the purchase considerations and to provide additional liquidity, which was replaced with a syndicated bank agreement (the “New Credit Facility”) with a group of lenders that became effective at Closing. The New Credit Facility is comprised of: (i) a $400.0 million multicurrency revolver; (ii) a $600.0 million USD term loan; and (iii) a $150.0 million EUR equivalent term loan, each with a five-year maturity from the date the New Credit Facility became effective. At Closing, the Company borrowed approximately $750.0 million under the term loans available in the New Credit Facility and approximately $180 million under the multicurrency revolver, with the remaining capacity under the revolver of approximately $220 million for additional liquidity.

Both the USD and EUR equivalent term loans have quarterly principal amortization during their respective five-year maturities, with 5.0% amortization of the principal balance due in years 1 and 2, 7.5% in year 3, and 10.0% in years 4 and 5, with the remaining principal amounts due at maturity. As a result, the Company has recorded current portion of long-term debt related to the term loans of $37.5 million at Closing. In addition, the Company does not have any material short-term borrowings at Closing, except an $8.4 million short-term borrowing under an unsecured bank line of credit that Houghton previously used for certain working capital purposes. Based on the terms of the New Credit Facility and current market interest rates, the Company currently estimates its annual interest cost will be in the range of 3.4% to 3.6%. The Company used an interest rate of approximately 3.5% to estimate the Company’s pro forma interest expense going forward.

The Company incurred $23.6 million in debt issuance costs in conjunction with the New Credit Facility. These debt issuance costs were capitalized as deferred financing costs and will be amortized over the five year life of the underlying debt instrument.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS

The financing related pro forma adjustments included in the unaudited pro forma condensed combined balance sheet and statements of income are as follows:

(a)	The adjustment to cash in connection with the financing is as follows (in millions):

Proceeds from new borrowings	$930.0
Less: Cash paid for accrued ticking fees related to the New Credit Facility capital commitment through the Closing	(6.3)
Less: Cash paid for fees related to term loan borrowings	(15.4)
Less: Cash paid for fees related to multicurrency revolver borrowings	(7.2)
Pro forma adjustment to cash	$901.1

(b)	The adjustment to debt in connection with the financing is as follows (in millions):

Borrowings under New Credit Facility	$930.0
Less: Capitalized fees related to term loan borrowings	(15.4)
Pro forma adjustment to total debt	914.6
Less: Current portion of long-term debt	(37.5)
Pro forma adjustment to long-term debt	$877.1

(c)	Represents $8.2 million of debt issuance costs allocated to the revolver, including $1.0 million previously incurred and paid for and recorded within prepaid expenses and other current assets as noted in (d) below.

(d)	Represents $1.0 million of debt issuance costs previously incurred and paid for and recorded within prepaid expenses and other current assets which were reclassified to capitalized debt issuance costs allocated to the revolver.

(e)	Represents the elimination of Quaker’s ticking fees accrued and incurred to maintain the New Credit Facility’s capital commitment prior to the Closing. The ticking fees were paid at closing.

(f)	Given the assumed debt and estimated costs associated with the Combination, the preliminary pro forma adjustments reflect the estimated interest expense to be incurred by the Company as a result of the new borrowings as follows (in millions):

		Interest expense
	Interest expense	for the six
	for the year ended	months ended
	December 31, 2018	June 30, 2019
Reversal of historical Quaker interest expense on its previous credit facility replaced with the New Credit Facility at the Closing	$(2.1)	$(0.5)
Reversal of historical Quaker accrued ticking fees associated with the New Credit Facility capital commitment prior to the Closing	(3.5)	(1.7)
Amortization of capitalized deferred financing costs related to new Borrowings	4.7	2.4
Estimated interest expense on new borrowings from the Combination [1]	33.2	16.5
Pro forma adjustment	$32.3	$16.7

1.	A change of 1/8% (12.5 basis points) in the interest rate would result in a $1.2 million change in annual interest expense.

(g)	Represents the estimated income tax impact of the financing transaction based on the United States (“U.S.”) federal statutory tax rate of 21%. This rate does not reflect either Quaker or Houghton’s current or future effective tax rate, which include other tax items, such as state and foreign taxes, as well as other tax charges or benefits, and does not take into account any historical or possible future tax events that may impact the combined company.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS

Note 4 – Combination Pro forma adjustments

Pro forma adjustments are necessary to reflect the financial statements of the Company and Houghton on a combined basis. The pro forma adjustments included in the unaudited pro forma condensed combined balance sheet and statements of income are as follows:

(a)	The Company has made certain reclassifications to conform Houghton’s historical condensed combined financial statement presentation to that of the Company, or to reflect the alignment of Houghton’s accounting policies to the Company’s. This includes: (i) a reclassification of $10.6 million from Prepaid expenses and other current assets to Accounts receivable, net related to the classification of certain foreign notes receivable; (ii) a reclassification of $1.0 million and $0.1 million for the year ended December 31, 2018 and the six months ended June 30, 2019, respectively, from Net sales to Other (expense) income, net related to the classification of the receipt of third-party license fees;; (iii) a reclassification of $4.1 million and $1.0 million for the year ended December 31, 2018 and the six months ended June 30, 2019, respectively, from Selling, general and administrative expenses (“SG&A”) to cost of goods sold (“COGS”) related to the classification of environmental, health and safety, operations and supply chain expenses; (iv) a reclassifications of $6.7 million and $3.8 million for the year ended December 31, 2018 and the six months ended June 30, 2019, respectively, from SG&A to Combination and other acquisition-related expenses; and (v) a reclassification of $0.1 million for the year ended December 31, 2018 and the six months ended June 30, 2019, respectively, from Interest expense, net to Interest income.

(b)	The Company has made adjustments and given pro forma effect to certain accounting standard updates adopted by the Company but not yet adopted by Houghton. This includes the impact of the adoption of Accounting Standards Codification Topic 842 - Leases to Houghton’s assumed leases, resulting in a preliminary estimated fair value of acquired right of use lease assets of $15.0 million, assumed short-term lease liabilities of $3.0 million recorded within other current liabilities and long-term lease liabilities of $12.0 million. While the Company’s implementation of this lease accounting guidance for Houghton’s adoption is still on-going, based on all current available information, the Company estimates that its right of use assets and associated lease liabilities will be approximately $10 million to $20 million as of Closing.

(c)	The adjustment to cash in connection with the Combination is as follows (in millions):

Cash received by Houghton from sale of Divested Businesses	$36.8
Less: Cash transferred to Houghton shareholders	(170.8)
Less: Cash paid to extinguish Houghton historical debt obligations	(704.2)
Less: Cash paid for transaction fees	(10.6)
Pro forma adjustment to cash	$(848.8)

(d)	Reflects the preliminary estimated fair value adjustment to inventory acquired in the Combination. As raw materials inventory was assumed to be at market value, the adjustment is primarily related to finished goods inventory. The preliminary fair value of finished goods inventory acquired in the Combination was determined based on an analysis of estimated future selling prices, costs of disposal, and gross profit on disposal costs. The Company will recognize the increased value of inventory in cost of sales as the inventory is sold, which the Company expects to occur within three months after Closing. As there is no continuing impact of the inventory adjustment to the Company’s results, the cost of sales associated with the increased inventory value is not included in the unaudited pro forma condensed combined income statements.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS

(e)	Represents the adjustment to record property, plant and equipment at the preliminary fair market value and to record depreciation expense related to the change in fair value. The amounts assigned to property, plant and equipment, the estimated useful lives, and the estimated depreciation expense related to the property, plant and equipment acquired are as follows (in millions):

		Estimated	Depreciation	Depreciation
		weighted	expense for the	expense for the
	Preliminary	average life	year ended	six months ended
	fair value	(years)	December 31, 2018	June 30, 2019
Land	$11.9	—	$—	$—
Buildings and improvements	43.6	25	1.7	0.9
Machinery and equipment	74.1	10	7.6	3.8
Furniture and fixtures	3.7	8	0.5	0.2
Information technology	8.4	4	2.1	1.1
Construction in progress	4.4	10	0.4	0.2
Total	146.1		12.3	6.2
Less: Houghton historical net property, Plant and equipment and depreciation expense	74.1		10.8	5.3
Pro forma adjustment	$72.0		$1.5	$0.9

Depreciation expense has been estimated based upon the nature of activities associated with the property, plant and equipment to be acquired. Therefore, for purposes of these unaudited pro forma condensed combined financial statements, the Company has $0.9 million and $0.6 million of estimated increases in depreciation expense in COGS and SG&A, respectively, for the year ended December 31, 2018; and $0.5 million and $0.4 million, respectively, for the six months ended June 30, 2019. With other assumptions held constant, a 10% change in the fair value of property, plant and equipment would increase or decrease pro forma depreciation expense by approximately $1.2 million for the year ended December 31, 2018 and $0.6 million for the six months ended June 30, 2019.

(f)	Reflects the preliminary estimated adjustment to goodwill as a result of the Combination. Goodwill represents the excess of the consideration transferred over the preliminary fair value of the assets acquired and liabilities assumed as described in Note 2. The goodwill will not be amortized, but instead will be tested for impairment annually and whenever events and circumstances have occurred that may indicate a possible impairment exists. In the event management determines that the value of goodwill has become impaired, the Company will incur an accounting charge for the amount of the impairment during the period in which the determination is made. The goodwill is attributable to the expected synergies of the combined business operations, new growth opportunities, and the acquired assembled and trained workforce of Houghton. The goodwill is not expected to be deductible for tax purposes.

The preliminary pro forma adjustment to goodwill is calculated as follows (in millions):

Preliminary purchase price	$1,664.1
Less: Fair value of net assets to be acquired	980.4
Total estimated goodwill	683.7
Less: Houghton historical goodwill	260.9
Pro forma adjustment	$422.8

NOTES TO THE UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS

(g)	Reflects the pro forma impact of recording the acquired identifiable intangible assets at their preliminary fair market value and the related additional amortization expense. The preliminary amounts assigned to the identifiable intangible assets, the estimated useful lives, and the estimated amortization expense related to these identifiable assets are as follows (in millions):

		Estimated	Amortization	Amortization
		weighted	expense for the	expense for the
	Preliminary	average life	year ended	six months ended
	fair value	(years)	December 31, 2018	June 30, 2019
Customer relationships	$532.8	15	$35.5	$17.8
Formulations and technical know-how	150.7	15	10.0	4.9
Trade names and trademarks	52.7	—	—	—
Brand names	15.1	—	—	—
Non-compete agreements	2.2	2	1.1	0.6
Total	753.5		46.6	23.3
Less: Houghton historical intangible assets and amortization expense	304.4		43.6	21.2
Pro forma adjustment	$449.1		$3.0	$2.1

The Company has reflected the estimated additional amortization expense of $3.0 million and $2.1 million in SG&A for the year ended December 31, 2018 and the six months ended June 30, 2019, respectively. With other assumptions held constant, a 10% change in the fair value of amortizable intangible assets would increase or decrease pro forma amortization expense by approximately $4.7 million for the year ended December 31, 2018 and $2.4 million for the six months ended June 30, 2019.

The estimated fair value of amortizable intangible assets was based on reasonable estimates, however, the fair values assigned should be considered preliminary and these amounts will ultimately be updated upon the completion of a full valuation being performed on Houghton as of the Closing. The estimated fair value of the finite-lived intangible assets is expected to be amortized on a straight-line basis over their estimated useful lives. The amortizable useful lives reflect the periods over which the assets are expected to provide material economic benefit. Specific to the life of the customer relationships and formulations and technical know-how, the lives were determined after consideration of the Company’s historical customer and product attrition patterns. The Company’s preliminary evaluations have indicated that there is relatively low turnover in Houghton’s customers and products and management does not expect that these general patterns will change in the future. The Company estimates that the lives of Houghton’s trade names, trademarks and brand names reflect substantial periods over which they are expected to maintain influence in the market and, therefore, these assets were assigned indefinite lives for amortization purposes. They will not be amortized, but instead will be tested at least annually for impairment. The non-compete agreements will be amortized over the period agreed to in the Share Purchase Agreement.

(h)	Represents the elimination of Houghton’s historical debt obligations that were repaid in conjunction with the Combination on August 1, 2019 and the related Houghton historical interest expense incurred during the year ended December 31 2018 and six months ended June 30, 2019.

(i)	Represents $21.4 million of transaction related costs incurred and accrued, but not paid at the time of the Closing.

(j)	The Company incurred transaction related costs during the year ended December 31, 2018 for Quaker and Houghton of $16.7 million and $6.7 million, respectively, and $9.1 million and $3.8 million for the six months ended June 30, 2019, respectively. During the year ended December 31, 2018, the Quaker amount includes a $0.6 million elimination of “Other (expense) income, net”. The remaining costs for both Quaker and Houghton were eliminated from “Combination and other acquisition-related expenses” for each period presented.

(k)	Represents the elimination of Houghton’s historical equity-related balances. In addition, reflects the issuance of approximately 4.3 million shares of common stock of the Company at Closing. Also, Houghton had mezzanine equity related to certain stock purchases considered redeemable, certain treasury shares and existing accumulated other comprehensive income, which were eliminated at Closing and adjusted to reflect such in the June 30, 2019 unaudited pro forma condensed combined balance sheet.

The unaudited pro forma adjustment to Common stock is calculated as follows (in millions):

Common stock from the Combination (4.3 million shares issued at par value of $1.00)	$4.3
Plus: Houghton’s historical common stock	(0.0)
Pro forma adjustment	$4.3

NOTES TO THE UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS

The unaudited pro forma adjustment to Capital in excess of par value is calculated as follows (in millions):

Capital in excess of par value from the Combination (4.3 million shares issued at $182.27, less common stock)	$784.7
Plus: Houghton’s historical capital in excess of par value	(302.8)
Pro forma adjustment	$481.9

The unaudited pro forma adjustment to Retained earnings (accumulated deficit) is calculated as follows (in millions):

Non-capitalized Quaker one-time estimated financing related costs, net of tax benefits	$(32.0)
Plus: Houghton’s historical accumulated deficit	128.6
Pro forma adjustment	$96.6

Retained earnings (accumulated deficit) was reduced for estimated transaction costs incurred to facilitate the Closing of approximately $32.0 million. These estimated transaction costs have been excluded from the unaudited pro forma condensed combined statements of income as they reflect charges directly attributable to the Combination that will not have an ongoing impact. The Company will incur significant additional costs and make associated cash payments to integrate Quaker and Houghton and to begin realizing the Combination’s total anticipated cost synergies, which are not included in the pro forma financials.

(l)	Represents the elimination of intercompany transactions between Quaker and Houghton as if they were combined affiliates. Adjustments to the unaudited pro forma condensed combined statements of income consist of the elimination of $1.4 million and $0.6 million for the year ended December 31, 2018 and the six months ended June 30, 2019, respectively, from COGS and net sales. Adjustments to the unaudited pro forma condensed combined balance sheet consist of the elimination of $1.9 million and $1.8 million from Accounts receivable, net and Accounts and other payables, respectively.

(m)	Represents the estimated deferred income tax liability to be recorded by the Company as part of the accounting for the Combination, based on the U.S. federal statutory tax rate of 21%. Such rate was multiplied by the preliminary fair value adjustments made to inventory, property, plant and equipment, and intangible assets acquired to derive the total incremental deferred tax liabilities. To date, Quaker has not identified any existing deferred tax assets or liabilities currently existing on Houghton’s balance sheet that would need to be eliminated or adjusted to fair value, but may after integration efforts and continued diligence.

For purposes of the unaudited pro forma condensed combined statements of income and the deferred income tax liability noted above, the U.S. federal statutory tax rate of 21% has been used in the adjustments for all periods presented. This rate does not reflect either Quaker or Houghton’s current or future effective tax rate, which include other tax items, such as state and foreign taxes, as well as other tax charges or benefits, and does not take into account any historical or possible future tax events that may impact the combined company. Fair value and other adjustments effective as of the Closing of the Combination could also be different based on factors including, but not limited to, tax rates, valuation differences, further information on taxes by jurisdiction, or other factors.

(n)	In connection with obtaining approval of the Combination, pursuant to requirements of regulatory authorities in the U.S. and the European Union, immediately prior to the Closing, Houghton divested certain products and related assets of it and certain of its subsidiaries (the “Divestiture”) to subsidiaries of the French multinational corporation Total S.A. (the “Buyer”), including certain steel and aluminum rolling oil product lines (collectively, the “Divested Business”) for an aggregate purchase price of approximately $37 million, which is subject to certain customary adjustments for transactions of this nature. In connection with the Divestiture, the Company agreed to certain non-solicitation provisions in respect of the employees and independent contractors of the Buyer and the Divested Business and in respect of the customers and suppliers of the Divested Business, in each case for a period of five years after the Closing, subject to certain exceptions. The Divested Business is reflected in the historical financial information of Houghton, but due to the fact that it was not acquired by Quaker as part of the Combination an adjustment is required to eliminate the results of the Divested Businesses from the historical Houghton amounts. In addition, the balance sheet impact of the divested businesses was immaterial outside of the cash inflow which is reflected in the approximate $37 million cash pro forma adjustment, described above.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS

The unaudited pro forma adjustments related to the Divested Business is as follows:

	For the year ended	For the six months
	December 31, 2018	ended June 30, 2019

Net sales	$52,571	$25,660
Cost of goods sold	33,078	16,362
Gross Profit	19,493	9,298
Selling, general and administrative expenses	7,623	3,645
Combination and other acquisition-related expenses	—	—
Restructuring	—	—
Other operating expenses	—	—
Operating income	11,870	5,653
Other income, net	—	—
Interest expense	—	—
Interest income	—	—
Income before taxes and equity in net income of associated companies	11,870	5,653
Taxes on income before equity in net income of associated companies	2,493	1,187
Income before equity in net income of associated companies	9,377	4,466
Equity in net income of associated companies	—	—
Net income	9,377	4,466
Less: Net income attributable to noncontrolling interest
Net income attributable to Quaker Houghton	$9,377	$4,466

(o)	The unaudited pro forma condensed combined basic and diluted earnings per share for the period presented are calculated based on pro forma net income (loss) attributable to Quaker Houghton divided by the basic and diluted weighted average number of common shares outstanding. The pro forma condensed combined shares outstanding for each period are based on Quaker’s historical basic and diluted shares outstanding for the year ended December 31, 2018 and the six months ended June 30, 2019 adjusted to reflect the 4.3 million shares issued as part of considerations as if they were outstanding as of January 1, 2018.

(p)	Represents the elimination of a $29.7 million liability related to equity compensation that Houghton owed certain previous management shareholders but was settled by the seller prior to the closing of the Combination.